UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the appointment by BioMarin Pharmaceutical Inc. (the “Company”) of Jean-Jacques Bienaimé as the Company’s Chief Executive Officer, as described in Item 5.02 below, the Company and Mr. Bienaimé entered into an employment agreement, effective as of May 11, 2005.

Pursuant to Mr. Bienaimé’s employment agreement with the Company, the Company has agreed to pay Mr. Bienaimé a base salary of $468,000 during his first year of employment with the Company and not less than $568,000 (as determined by the Company’s board of directors) during the second year of employment with the Company and each year thereafter. The agreement provides for a one-time sign-on bonus in the amount of $100,000 and a potential annual performance bonus of up to 100% of Mr. Bienaimé’s base salary for such year (including for purposes of the first year, the sign-on bonus), provided that certain to-be-determined performance goals are met. The Company has granted Mr. Bienaimé an option to purchase 325,000 shares of the Company’s common stock. The agreement provides that the Company will grant to Mr. Bienaimé additional options to purchase 162,500 shares of the Company’s common stock on the sixth month anniversary of the date of the agreement, additional options to purchase collectively 287,500 shares of the Company’s common stock on the first anniversary of the date of the agreement, and additional options to purchase 125,000 shares of the Company’s common stock on each anniversary of the date of the agreement thereafter. Each such option will be a non-qualified stock option, will have an exercise price equal to the closing price as reported by Nasdaq of the underlying shares on the grant date, and will vest in equal amounts on the first, second and third anniversary of the date of grant. Mr. Bienaimé is entitled to participate in the Company’s retirement, stock and stock option, stock purchase, pension, insurance, deferred compensation and similar plans as in effect from time to time. The Company will maintain for Mr. Bienaimé a fully-paid whole life insurance policy with a stated death benefit of $500,000. The Company will also pay Mr. Bienaimé up to $2,000 annually (plus an amount for taxes payable on such cash payment) for financial planning assistance, up to $30,000 for relocation costs and expenses, and up to $12,000 for temporary housing costs. Pursuant to the employment agreement, Mr. Bienaimé has executed non-competition and confidentiality agreements.

Mr. Bienaimé’s employment continues until terminated. The Company can terminate the agreement at any time upon written notice to Mr. Bienaimé. Under the terms of the agreement, if the Company terminates Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by the Company or if the Company files bankruptcy, Mr. Bienaimé will be entitled to receive (i) cash compensation in an amount equal to his then current annual base salary as of the date of termination for a period of 18 months, (ii) a cash bonus equal to 100 percent of his target bonus for such year provided that the senior vice presidents of the Company are paid bonuses under the Company’s bonus plan for the year of his termination, and provided that certain performance goals are met, (iii) a continuation of all Company-paid health benefits for a period of 18 months after the date of termination, (iv) reimbursement of up to $18,000 for outplacement services and (v) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination. If Mr. Bienaimé has been employed by the Company for more than 3 years as of the date of termination, the applicable period for purposes of clauses (i) and (iii) of this paragraph will be 24 months instead of 18 months.

If the Company terminates Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by the Company, in any such case following a change of control of the Company, Mr. Bienaimé will be entitled to receive (i) cash compensation in an amount equal to the present value of his then current annual base salary that he would have collected over the 24 month period following the date of termination, (ii) a cash bonus equal to 100 percent (250 percent if employed for more than 3 years) of his target bonus for such year provided that the senior vice presidents of the Company are paid bonuses under the Company’s bonus plan for the year of his termination, and provided that certain performance goals are met, (iii) a continuation of all Company-paid health benefits for a period of 24 months after the date of termination, (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment), (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes), (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment), (vii) the Company’s annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable, and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination. If Mr. Bienaimé has been employed by the Company for more than 3 years as of the date of termination, the applicable period for purposes of clauses (i) and (iii) of this paragraph will be 30 months instead of 24 months.

If amounts payable to Mr. Bienaimé as the result of a change of control of the Company would result in a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to an excise tax under Code Section 4999, or interest or penalties are incurred with respect to such excise tax, the Company will pay Mr. Bienaimé an additional payment such that after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of (i) the excise tax (including interest and penalties) imposed, and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As announced on May 12, 2005, the Company’s board of directors has elected Jean-Jacques Bienaimé as the Company’s Chief Executive Officer, effective immediately, and has appointed him to serve as a member of the Company’s board of directors. Mr. Bienaimé’s appointment as Chief Executive Officer and director of the Company is effective as of May 11, 2005.

Mr. Bienaimé, 51, joins the Company from Genencor International, Inc., a biotechnology company focused on industrial bioproducts and the health care industry, where he served as the Chairman, President and Chief Executive Officer. He joined Genencor in November 2002. Before joining Genencor, Mr. Bienaimé served as Chairman, President and Chief Executive Officer of Sangstat Medical Corporation, an immunology-focused biotechnology company. Prior to joining SangStat in 1998, Mr. Bienaimé held several senior management positions at Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), culminating in the position of Senior Vice President of Worldwide Marketing and Business Development. Earlier in his career, he worked at Genentech, Inc. where he was involved in the launch of tissue plasminogen activator (t-PA) for the treatment of heart attacks.

Mr. Bienaimé is a member of the board of directors of the Biotechnology Industry Organization (BIO), Aerogen, Inc., NeurogesX, Inc., and Saegis Pharmaceuticals, Inc., and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund.

Please see Item 1.01 for a brief description of the terms of Mr. Bienaimé’s employment agreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit 10.1	–	Employment Agreement, dated May 11, 2005, by and between BioMarin Pharmaceutical Inc. and Jean-Jacques Bienaimé.

Exhibit 99.1	–	Press Release dated May 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation
(Registrant)

Date: May 12, 2005

	By:	/s/ G. Eric Davis
G. Eric Davis,
Vice President, Corporate Counsel

EXHIBIT INDEX

10.1	Employment Agreement, dated May 11, 2005, by and between BioMarin Pharmaceutical Inc. and Jean-Jacques Bienaimé.

99.1	Press Release dated May 12, 2005.